[English Translation]

Poznań, 1 February 2008

EMPLOYMENT AGREEMENT FOR AN UNLIMITED PERIOD OF TIME

Concluded on 1 February 2008 in Poznań, between „Fashion Service” Sp. z o.o. with its seat in Poznań at 57 Garbary St., represented by proxy Renata Marchwicka, hereinafter referred to as the Employer and Mirosław Kranik, residing in Poznań, at 57/1 Garbary St., holding identity card number ANY No. 356467 issued by the President of Poznań City, PESEL No. 54052510257, of the following content:

Point 1

The Employer employs the Employee to the post of President for an indefinite period of time from 01.02.2008 on a full time basis.

Point 2

During the performance of work by the Employee, the Employee shall, in particular, manage the company „Fashion Service” Sp. z o.o. with its seat in Poznań.

Point 3

The Employee shall perform work in Krzyżanowo 7, 63-100, Śrem.

Point 4

1.	During the term of the employment relationship and for the performed work the Employee will receive remuneration consisting of:
a)
basic gross monthly remuneration in the amount of PLN 29,600 (twenty nine thousand six hundred Polish zloties) paid in arrears, paid until the 10th day of each calendar month following the month in which the work was performed,

b)	bonuses to the basic remuneration in the amount and on the basis of rules set forth in the Employer’s policies (Remuneration By-laws).

Point 5

Each party declares that it has familiarized itself with the content of this agreement and acknowledged it and approved it for performance and received one copy of the agreement.